UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 15, 2010

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2010, UQM Technologies, Inc. (the "Company") entered into an At Market Issuance Sales Agreement (the "Sales Agreement") with Stifel, Nicolaus & Company, Incorporated, as sales agent ("Stifel Nicolaus Weisel"), pursuant to which the Company may issue and sell up to 3,000,000 shares of its common stock. Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an "at the market" offering as defined in Rule 415 under the Securities Act of 1933, including sales made directly on the NYSE Amex stock exchange and any other trading market for the common stock, and sales to or through a market maker other than on an exchange. Stifel Nicolaus Weisel may also sell the common stock in privately negotiated transactions in accordance with the terms of the Sales Agreement. The Company has agreed to pay Stifel Nicolaus Weisel a commission of 3% of the proceeds from the sale of stock.

The Sales Agreement terminates upon the sale of all of the common stock subject to the Sales Agreement or termination of the Sales Agreement by the Company or Stifel Nicolaus Weisel. Stifel Nicolaus Weisel may terminate the Sales Agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in its judgment, may impair its ability to sell the common stock, the Company's failure to satisfy any condition under the Sales Agreement or a suspension or limitation of trading of the Company's common stock on the NYSE Amex. Either of the Company or Stifel Nicolaus Weisel may terminate the Sales Agreement at any time upon 10 days prior notice to the other.

As previously disclosed, in January 2010 the U.S. Department of Energy ("DOE") executed an Assistance Agreement (the "Assistance Agreement") in the amount of $45.1 million with the Company to provide funds to facilitate the manufacture and deployment of electric drive vehicles and electric drive vehicle components in the United States. Pursuant to the terms of the Assistance Agreement, the DOE will reimburse the Company for 50 percent of qualifying costs for the purchase of facilities, tooling and manufacturing equipment, and for engineering related to product qualification and testing of its electric propulsion systems. To receive the maximum amount available under the Assistance Agreement, the Company is required to show the DOE that is has secured fully committed funding for its $45.1 million matching obligation on or before July 13, 2011. To date, the Company has raised approximately $32 million from the sale of its common stock. Amounts raised under the Sales Agreement will count towards the Company's DOE Assistance Agreement matching obligation.

The summary of the terms of the Sales Agreement is qualified in its entirety by the text of the Sales Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1.

Item 8.01 Other Events.

The sale of the shares of common stock pursuant to the Sales Agreement has been registered under the Securities Act of 1933 (the "Act") pursuant to a registration statement on Form S-3 (File No. 333-160913) previously filed with the Securities and Exchange Commission under the Act.

Also in connection with the offering, the Company is filing, as Exhibit 5.1 to this Form 8-K, a legal opinion regarding the validity of the shares of common stock that may be sold pursuant to the Sales Agreement, and, as Exhibit 99.1 to this Form 8-K, additional risk factors related to the Company's business.

Important Legal Information

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus. A registration statement relating to the securities has been filed with the Securities and Exchange Commission, and a final prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission.

Copies of the prospectus meeting the requirements of Section 10 of the Act may be obtained at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
5.1	Opinion of Holme Roberts & Owen LLP.
10.1	At Market Issuance Sales Agreement, dated September 15, 2010, between UQM Technologies, Inc. and Stifel, Nicolaus & Company, Incorporated.
23.1	Consent of Holme Roberts & Owen LLP (included as part of Exhibit 5.1).
99.1	UQM Technologies, Inc. Additional Business Risk Factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: September 16, 2010	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer